UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2021 (August 23, 2021)

SMG INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54391	51-0662991
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

710 N. Post Oak Road, Suite 315
Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(713-821-3153)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANAGEMENTS OF CERTAIN OFFICERS

On August 24, 2021, the Company’s board of directors appointed Mr. Allen R. Parrott to serve as Chief Financial Officer of the Company and Mr. Steven Madden to serve as Chief Transition Officer of the Company.

Mr. Parrott served as the Chief Financial Officer of GreenPath Logistics from December 2020 to August 2021. GreenPath is a company that owns and operates a fleet of 125 natural gas-powered tractors where Mr. Parrott led the creation of the ground transportation green fleet from inception to $20,000,000 in annual revenues. From August 2019 through December 2020, Mr. Parrott was the Chief Financial Officer of CIG Logistics, a technology driven logistics company. From April 2018 through August 2019, Mr. Parrott was the Chief Financial Officer and Executive Vice President of Central Freight Lines, a less than truckload company that generated approximately $300 million in revenue per year during Mr. Parrott’s tenure. From January 2016 through April 2018, Mr. Parrott was the Corporate Controller of Crane Worldwide Logistics, a global freight management and contract logistics services company. Prior to 2016, Mr. Parrott served as a controller, finance director and accounting manager for various global public and privately owned enterprises including CEVA Logistics, Hewlett Packard, Compaq Computer Corporation and Keystone International in several different industries including logistics, transportation, technology and manufacturing.  Mr. Parrott earned a Bachelor of Science in Finance from the University of Houston, Clear Lake in 1989.

Mr. Madden has assembled and grown a portfolio of companies over the past 30 years and serve as Chairman and CEO of Apex Heritage Group.  Mr. Madden and his management teams have globally built, acquired, merged, and sold businesses, real estate and investments in and around the industrial, automotive, aerospace and energy industries. His experience and expertise include manufacturing, engineering, distribution, service companies and top-grading management teams. Mr. Madden has also served on a variety of non-profit boards in the role of Chairman, President, Long Range Planning Chair and Educational Chair for organizations including international commerce and industry associations, recreational clubs, youth sports associations, continuing educational groups, churches, and Vanderbilt University. Mr. Madden graduated from Vanderbilt University with a B.S. in 1991 and also attended the University of Innsbruck, Austria.

Additionally, on August 23, 2021, Mr. Jeffrey Martini resigned his contract roles as Chief Executive Officer and Chief Financial Officer of the Company, completing his service of strategy-setting, cost optimization and revenue growth. Mr. Martini will continue to assist the Company in an advisory capacity to effectuate an orderly transition of duties over the coming weeks. His resignation is not a result of any disagreement with the Company as to its operations, policies or practices.

ITEM 7.01.	REGULATION FD DISCLOSURE

The press release attached as Exhibit 99.1, is incorporated by reference into this Item 7.01 in satisfaction of the public disclosure requirements of Regulation FD. This information is “furnished” and not “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, or otherwise subject to the liabilities of that section. It may be incorporated by reference in another filing under the Securities and Exchange Act of 1934 or the Securities Act of 1933 only if, and to the extent that, such subsequent filing specifically references the information incorporated by reference herein.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibit 99.1	Press release dated August 24, 2021
	104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 30, 2021	SMG Industries Inc.

	By:	/s/ Allen R. Parrott
	Name:	Allen R. Parrott
	Title:	Chief Financial Officer